Exhibit 99.1

Tucows Inc. Acquires Wholesale Domain Registrar Ascio Technologies

-- European registrar brings incremental scale, additional domain products and a high-quality reseller base to Tucows’ domains business --

TORONTO, March 19, 2019 - Tucows Inc. (NASDAQ:TCX, TSX:TC), a provider of network access, domain names and other Internet services, announced that it has signed a definitive agreement to acquire wholesale domain name registrar Ascio Technologies from CSC®. The transaction closed yesterday.

Tucows will pay $29.44 million and the transaction is expected to be immediately accretive to operating cash flow. The purchase price will be funded through Tucows’ existing credit facility.

The acquisition of Ascio adds approximately 1.8 million domains under management and approximately 500 active resellers. The Ascio reseller base fits squarely with Tucows' core customer profile -- ISPs, web hosting companies and website builders serving quality businesses that reward outstanding customer service with long-term loyalty.

Ascio also expands Tucows’ product portfolio with one of the most complete offerings of country code TLDs (ccTLDs) and generic TLDs (gTLDs) in the world.

Jørgen Christensen, Managing Director of Ascio commented, “This deal is all about focus. We wanted to find a buyer who would focus on our resellers so that CSC can focus on managing brands for the biggest and best companies around the world.”

“This acquisition makes perfect sense for Ascio’s resellers, our business and our shareholders,” added David Woroch, Tucows’ Executive Vice President of Domains. “Ascio’s resellers get a customer-focused provider that is investing in its wholesale channel. Tucows gets an excellent business with a deeply experienced team, additional domain products, including more than 50 ccTLDs, and a high-quality customer base that strengthens our European presence. And our shareholders get the benefit of Tucows’ even greater scale and efficiency as the world’s largest wholesale domain registrar.”

The contribution from this transaction, based on a partial year and transaction costs, was contemplated in the 2019 guidance provided by Tucows on February 13, 2019. Pre-acquisition, the Ascio business generated approximately $4 million of annual EBITDA. Tucows is required to apply acquisition accounting to the assets and liabilities acquired, including fair valuation of the acquired deferred revenue balance, which will lower the reported Adjusted EBITDA1 contribution in the first approximately one year period following the acquisition. The acquisition is expected to provide synergies over the next 12 to 18 months which, along with the inclusion of full year financial results, is expected to generate an internal rate of return and multiple that are in line with Company benchmarks.

About Ascio

Ascio Technologies was founded in 1999, and is an accredited domain registrar under the Internet Corporation for Assigned Names and Numbers with approximately 1.8 million domains under management. Ascio is a part of the family of brands under CSC.

About CSC

CSC is the world’s leading provider of business, legal, tax, and digital brand services to companies around the globe. From keeping businesses in compliance and streamlining operations, to protecting and promoting brands online, CSC uses its expertise and personal approach to help businesses run smoother. CSC is the business behind business. It is the trusted partner for 90% of the Fortune 500®, more than 65% of the Best Global Brands (Interbrand®), nearly 10,000 law firms, and more than 3,000 financial organizations. Headquartered in Wilmington, Delaware, USA, since 1899, CSC has offices throughout the United States, Canada, Europe, and the Asia-Pacific region. CSC is a global company capable of doing business wherever its clients are—and it accomplishes that by employing experts in every business it serves. Learn more at https://www.cscglobal.com.

About Tucows
Tucows is a provider of network access, domain names and other Internet services. Ting (https://ting.com) delivers mobile phone service and fixed Internet access with outstanding customer support. OpenSRS (http://opensrs.com) and Enom (http://www.enom.com) manage a combined 23 million domain names and millions of value-added services through a global reseller network of over 37,000 web hosts and ISPs. Hover (http://hover.com) makes it easy for individuals and small businesses to manage their domain names and email addresses. More information can be found on Tucows’ corporate website (http://tucows.com).

Tucows, Ting, OpenSRS, Enom and Hover are registered trademarks of Tucows Inc. or its subsidiaries.

Notes:

1. Adjusted EBITDA

Tucows reports all financial information required in accordance with United States generally accepted accounting principles (GAAP). Along with this information, to assist financial statement users in an assessment of our historical performance, the Company typically discloses and discusses a non-GAAP financial measure, adjusted EBITDA, in press releases and on investor conference calls and related events that exclude certain non-cash and other charges as the Company believes that the non-GAAP information enhances investors' overall understanding of our financial performance.

The Company believes that the provision of this supplemental non-GAAP measure allows investors to evaluate the operational and financial performance of the Company’s core business using similar evaluation measures to those used by management. The Company uses adjusted EBITDA to measure its performance and prepare its budgets. Since adjusted EBITDA is a non-GAAP financial performance measure, the Company’s calculation of adjusted EBITDA may not be comparable to other similarly titled measures of other companies; and should not be considered in isolation, as a substitute for, or superior to measures of financial performance prepared in accordance with GAAP. Because adjusted EBITDA is calculated before recurring cash charges, including interest expense and taxes, and is not adjusted for capital expenditures or other recurring cash requirements of the business, it should not be considered as a liquidity measure. Non-GAAP financial measures do not reflect a comprehensive system of accounting and may differ from non-GAAP financial measures with the same or similar captions that are used by other companies and/or analysts and may differ from period to period. The Company endeavors to compensate for these limitations by providing the relevant disclosure of the items excluded in the calculation of adjusted EBITDA to net income based on U.S. GAAP, which should be considered when evaluating the Company's results. Tucows strongly encourages investors to review its financial information in its entirety and not to rely on a single financial measure.

The Company’s adjusted EBITDA definition excludes depreciation, amortization of intangible assets, income tax provision, interest expense, interest income, stock-based compensation, asset impairment, gains and losses from unrealized foreign currency transactions and infrequently occurring items, including acquisition and transition costs. Gains and losses from unrealized foreign currency transactions removes the unrealized effect of the change in the mark-to-market values on outstanding unhedged foreign currency contracts, as well as the unrealized effect from the translation of monetary accounts denominated in non-U.S. dollars to U.S. dollars.

Contact:
Lawrence Chamberlain
Loderock Advisors
(416) 519-4196
lawrence.chamberlain@loderockadvisors.com